                                                                   EXHIBIT 10.10

                                                Portions of this document
                                                indicated by an * have been
                                                omitted and filed separately
                                                with the Securities and Exchange
                                                Commission pursuant to a request
                                                for confidential treatment of
                                                such omitted information.

                         CONFIDENTIAL LICENSE AGREEMENT
                              FOR NINTENDO GAMECUBE
                              (Western Hemisphere)

         THIS LICENSE AGREEMENT ("Agreement") is entered into between NINTENDO OF AMERICA INC. ("NOA") at 4820 150th Avenue N.E., Redmond, WA 98052 Attn:
General Counsel (Fax: 425-882-3585) and Take Two Interactive Software, Inc. ("LICENSEE") at 575 Broadway, 3rd Floor, New York, NY 10012 Attn: Kristine Severson (Fax: (212) 334-6644). NOA and LICENSEE agree as follows:

1.       RECITALS

         1.1 NOA markets and sells advanced design, high-quality video game systems, including the "NINTENDO GAMECUBE(TM)" system.

         1.2 LICENSEE desires use of the highly proprietary programming specifications, unique and valuable security technology, trademarks, copyrights and other valuable intellectual property rights of NOA and its parent company, Nintendo Co., Ltd., which rights are only available for use under the terms of a license agreement, to develop, have manufactured, advertise, market and sell video game software for play on the NINTENDO GAMECUBE system.

         1.3 NOA is willing to grant a license to LICENSEE on the terms and conditions set forth in this Agreement.

2.       DEFINITIONS

         2.1 "Artwork" means the text and design specifications for the Game Disc label and the Printed Materials in the format specified by NOA in the Guidelines.

         2.2 "Bulk Goods" means Game Discs that have been printed with the Game Disc label Artwork for delivery to LICENSEE without Printed Materials or other packaging.

         2.3 "Check Disc(s)" means the pre-production Game Discs to be produced by Nintendo.

         2.4 "Confidential Information" means the information described in
Section 8.1.

         2.5 "Development Tools" means the development kits, programming tools, emulators and other materials that may be used in the development of Games under this Agreement.

         2.6 "Effective Date" means the last date on which all parties shall have signed this Agreement.

         2.7 "Finished Goods" means Game Discs that have been fully assembled with the Printed Materials, cellophane wrapped and boxed for delivery to LICENSEE by NOA

         2.8 "Game Discs(s)" means custom optical discs for play on the NINTENDO GAMECUBE system on which a Game has been stored.

         2.9 "Game(s)" means interactive video game programs (including source and object/binary code) developed for play on the NINTENDO GAMECUBE system.

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         2.10 "Guidelines" means the then current version of the "NINTENDO
GAMECUBE Development Manual," "NINTENDO GAMECUBE Packaging Guidelines," "Nintendo Trademark Guidelines" and the "Nintendo Game Content Guidelines", together with related guidelines provided by NOA to LICENSEE from time to time.

         2.11 "Independent Contractor" means any individual or entity that is not an employee of LICENSEE, including any independent programmer, consultant, contractor, board member or advisor.

         2.12 "Intellectual Property Rights" means individually, collectively or in any combination, Proprietary Rights owned, licensed or otherwise held by Nintendo that are associated with the development, manufacturing, advertising, marketing or sale of the Licensed Products, including, without limitation, (a) registered and unregistered trademarks and trademark applications used in connection with the NINTENDO GAMECUBE system including "Nintendo(R)", "NINTENDO GAMECUBE(TM)," "GCN" and "Official Nintendo Seal of Quality(R)", and (b) select trade dress associated with the NINTENDO GAMECUBE system and licensed video games for play thereon, (c) Proprietary Rights in the Security Technology employed in the Games or Game Discs by Nintendo, (d) rights in the Development Tools for use in developing the Games, excluding, however, rights to use, incorporate or duplicate select libraries, protocols and/or sound or graphic files associated with the Development Tools which belong to any third party, without obtaining any necessary licenses or consents, (e) patents, design registrations or copyrights which may be associated with the Game Discs or Printed Materials, (f) copyrights in the Guidelines, and (g) other Proprietary Rights of Nintendo in the Confidential Information.

         2.13 "Licensed Products" means (a) Finished Goods, or (b) Bulk Goods after being assembled with the Printed Materials in accordance with the Guidelines by LICENSEE.

         2.14 "Marketing Materials" means marketing, advertising or promotional materials developed by or for LICENSEE (or subject to LICENSEE's approval) that promote the sale of the Licensed Products, including but not limited to, television, radio and on-line advertising, point-of-sale materials (e.g., posters, counter-cards), package advertising, print media and all audio or video media other than the Game that is to be included on the Game Disc.

         2.15 "NDA" means the non-disclosure agreement related to the NINTENDO GAMECUBE system previously entered into between NOA and LICENSEE.

         2.16 "Nintendo" means NOA's parent company, Nintendo Co., Ltd., of Kyoto, Japan, individually or collectively with NOA.

         2.17 "Notice" means any notice permitted or required under this Agreement. All notices shall be sufficiently given when (a) personally served or delivered, or (b) transmitted by facsimile, with an original sent concurrently by first class U.S. mail, or (c) deposited, postage prepaid, with a guaranteed air courier service, in each case addressed as stated herein, or addressed to such other person or address either party may designate in a Notice. Notice shall be deemed effective upon the earlier of actual receipt or two (2) business days after transmittal.

         2.18 "Price Schedule" means the then current version of NOA's schedule of purchase prices and minimum order quantities for the Licensed Products.

         2.19 "Printed Materials" means a plastic disc storage case, title page, instruction booklet, warranty card and poster incorporating the Artwork, together with a precautions booklet in the form specified by NOA.

         2.20 "Promotional Disc(s)" means custom optical discs compatible with the NINTENDO GAMECUBE system that incorporate select game promotional or supplemental materials, as may be specified or permitted in the Guidelines.

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         2.21 "Proprietary Rights" means any rights or applications for rights owned, licensed or otherwise held in patents, trademarks, service marks, copyrights, mask works, trade secrets, trade dress, moral rights and publicity rights, together with all inventions, discoveries, ideas, technology, know-how, data, information, processes, formulas, drawings and designs, licenses, computer programs, software source code and object code, and all amendments, modifications, and improvements thereto for which such patent, trademark, service mark, copyright mask work, trade secrets, trade dress, moral rights or publicity rights may exist or may be sought and obtained in the future.

         2.22 "Rebate Program" means any then current version of NOA's optional rebate program, establishing select terms for price rebates under this Agreement.

         2.23 "Reverse Engineer(ing)" means, without limitation, (a) the x-ray, electronic scanning or physical or chemical stripping of semiconductor components, (b) the disassembly, decompilation, decryption or simulation of object code or executable code, or (c) any other technique designed to extract source code or facilitate the duplication of a program or product.

         2.24 "Security Technology" means the highly proprietary security features incorporated by Nintendo into the Licensed Products to minimize the risk of unlawful copying and other unauthorized or unsafe usage, including, without limitation, any security signature, bios, data scrambling, password, hardware security apparatus, watermark, hologram, copyright management information system, proprietary manufacturing process or any feature which obstructs piracy, limits unlawful, unsafe or unauthorized use or facilitates or limits compatibility with other hardware or software outside of the Territory or on a different video game system.

         2.25     "Term" means three (3) years from the Effective Date.

         2.26 "Territory" shall mean all countries within the Western Hemisphere and their respective territories and possessions.

3.       GRANT OF LICENSE; LICENSEE RESTRICTIONS

         3.1 Limited License Grant. For the Term and for the Territory, NOA grants to LICENSEE a nonexclusive, nontransferable, limited license to use the Intellectual Property Rights to develop (or have developed on their behalf) Games for manufacture, advertising, marketing and sale as Licensed Products, subject to the terms and conditions of this Agreement. Except as permitted under a separate written authorization from Nintendo, LICENSEE shall not use the Intellectual Property Rights for any other purpose.

         3.2 LICENSEE Acknowledgement. LICENSEE acknowledges (a) the value of the Intellectual Property Rights, (b) the right, title and interest of Nintendo in and to the Intellectual Property Rights, and (c) the right, title, and interest of Nintendo in and to the Proprietary Rights associated with all aspects of the NINTENDO GAMECUBE system. LICENSEE recognizes that the Games, Game Discs and Licensed Products will embody valuable rights of Nintendo and Nintendo's licensors. LICENSEE represents and warrants that it will not undertake any act or thing which in any way impairs or is intended to impair any part of the right, title, interest or goodwill of Nintendo in the Intellectual Property Rights. LICENSEE's use of the Intellectual Property Rights shall not create any right, title or interest of LICENSEE therein.

         3.3 LICENSEE Restrictions and Prohibitions. LICENSEE represents and warrants that it will not at any time, directly or indirectly, do or cause to be done any of the following:

                  (a) grant access to, distribute, transmit or broadcast a Game by electronic means or by any other means known or hereafter devised, including, without limitation, by wireless, cable, fiber optic, telephone lines, microwave, radiowave, computer or other device network; provided, however, that limited transmissions may be made for the sole purpose of facilitating development under the terms of this Agreement, but no right of retransmission shall attach to any such authorized transmission and reasonable security measures, customary within the high technology industry, shall be utilized to reduce the risk of unauthorized interception or retransmission of any such authorized transmission,

                  (b) authorize or permit any online activities involving a Game, including, without limitation, multiplayer, peer-to-peer or online play,

                  (c) modify, install or operate a Game on any server or computing device for the purpose of or resulting in the rental, lease, loan or other grant of remote access to the Game,

                  (d) emulate, interoperate, interface or link a Game for operation or use with any hardware or software platform, accessory, computer language, computer environment, chip instruction set, consumer electronics device or device other than the NINTENDO GAMECUBE system or the Development Tools,

                  (e) embed, incorporate, or store a Game in any media or format except the optical disc format utilized by the NINTENDO GAMECUBE system, except as may be necessary as a part of the Game development process under this Agreement,

                  (f) design, implement or undertake any process, procedure, program or act designed to disable, obstruct, circumvent or otherwise diminish the effectiveness or operation of the Security Technology,

                  (g) utilize the Intellectual Property Rights to design or develop any interactive video game program, except as authorized under this Agreement,

                  (h) manufacture or reproduce a Game developed under this Agreement, except through Nintendo, or

                  (i) Reverse Engineer or assist in Reverse Engineering all or any part of the NINTENDO GAMECUBE system, including the hardware, software (embedded or not) or the Security Technology.

         3.4 Nintendo Development Tools. NOA and Nintendo Co., Ltd. may lease, loan or sell Development Tools to LICENSEE to assist in the development of Games under this Agreement. LICENSEE acknowledges the exclusive interest of Nintendo in and to the Proprietary Rights associated with the Development Tools. LICENSEE's use of the Development Tools shall not create any right, title or interest of LICENSEE therein. LICENSEE shall not, directly or indirectly, (a) use the Development Tools for any purpose except the design and development of Games under this Agreement, (b) reproduce or create derivatives of the Development Tools, except in association with the development of Games under this Agreement, (c) Reverse Engineer the Development Tools, or (d) sell, lease, assign, lend, license, encumber or otherwise transfer the Development Tools. Any tools developed or derived by LICENSEE as a result of a study of the performance, design or operation of the Development Tools shall be considered a derivative work of the Intellectual Property Rights, but may be retained and utilized by LICENSEE in connection with this Agreement. In no event shall LICENSEE (i) seek, claim or file for any patent, copyright or other Proprietary Right with regard to any such derivative work, (ii) make available any such derivative work to any third party, or (iii) use any such derivative work except in connection with the design and development of Games under this Agreement.

         3.5 Third Party Development Tools. NOA and Nintendo Co., Ltd. may authorize third parties to develop and market Development Tools to authorized developers of Games. Notwithstanding any referral or information provided or posted regarding such Development Tools, NOA and Nintendo Co., Ltd. make no representations or warranties with regard to any such third party Development Tools. Licensee acquires and utilizes such Development Tools at its own risk. LICENSEE shall not, directly or indirectly, use such Development Tools for any purpose except the design and development of Games under this Agreement. All Nintendo Proprietary Rights contained in or derived from such Development Tools shall remain owned by Nintendo.

         3.6 Games Developed for Linked Play on Two Systems. In the event the Guidelines permit LICENSEE to develop a Game for simultaneous or linked play on the NINTENDO GAMECUBE system and on another Nintendo video game system, LICENSEE shall be required to acquire and maintain with NOA such additional licenses as are necessary for the use of the Proprietary Rights associated with such other Nintendo video game system.

4.       SUBMISSION AND APPROVAL OF GAME AND ARTWORK

         4.1 Submission of a Completed Game to NOA. Upon completion of a Game, LICENSEE shall deliver a prototype of the Game to NOA in a format specified in the Guidelines. Delivery shall be made in accordance with the methods approved in the Guidelines. Each Submission shall include such other information or documentation deemed necessary by NOA, including, without limitation, a complete set of written user instructions, a complete description of any security holes, backdoors, time bombs, cheats, "easter eggs" or other hidden features or characters in the Game and a complete screen text script. LICENSEE must establish that the Game and any other content included on the Game Disc complies with the Advertising Code of Conduct of the Entertainment Software Ratings Board ("ESRB") and has been rated EC, E, M or T by the ESRB.

         4.2 Testing of a Completed Game. Upon submission of a completed Game, NOA and Nintendo Co, Ltd. shall promptly test the Game with regard to its technical compatibility with and error-free operation on the NINTENDO GAMECUBE system utilizing the lot check process. Within a reasonable period of time after receipt, NOA shall approve or disapprove such Game. If a Game is disapproved, NOA shall specify in writing the reasons for such disapproval and state what corrections are necessary. After making the necessary corrections, LICENSEE shall submit a revised Game to NOA for testing. NOA shall not unreasonably withhold or delay its approval of any Game. Neither the testing nor approval of a Game by NOA or Nintendo Co., Ltd. shall relieve LICENSEE of its sole responsibility for the development, quality and operation of the Game or in any way create any warranty for Licensed Product by NOA or Nintendo Co., Ltd.

         4.3 Production of Check Discs. By submission of a completed Game to NOA in accordance with section 4.1, LICENSEE authorizes Nintendo to proceed with production of Check Discs for such Game. If NOA approves a Game, it shall promptly, and without further notification to or instruction from LICENSEE, submit such Game for the production of Check Discs. Unless otherwise advised by LICENSEE, following production of the Check Discs, NOA shall deliver to LICENSEE approximately ten (10) Check Discs for content verification, testing and final approval by LICENSEE.

         4.4 Approval or Disapproval of Check Discs by LICENSEE. If, after review and testing, LICENSEE approves the Check Discs, it shall promptly transmit to NOA a signed authorization for production in the form specified in the Guidelines. If LICENSEE does not approve the sample Check Discs for any reason, LICENSEE shall advise NOA in writing and may, after undertaking any necessary changes or corrections, resubmit the Game to NOA for approval in accordance with the procedures set forth in this Section 4. The absence of a signed authorization form from LICENSEE within five (5) days after delivery of the Check Discs to LICENSEE shall be deemed disapproval of such Check Discs. Production of any order for Licensed Product shall not proceed without LICENSEE's signed authorization.

         4.5 Cost of Disc Stamper Production. If LICENSEE (a) disapproves the Check Discs for any reason, or (b) fails to order the minimum order quantity of any Game approved by NOA, LICENSEE shall reimburse NOA (or its designee) for the reasonable estimated cost of the production of the Check Discs, including the cost of the disc stamper. The payment will be due upon the earlier of (a) the subsequent submission by LICENSEE of a revised version of the Game to NOA, or
(b) six (6) months after the date the Game was first approved by NOA.

         4.6 Submission and Approval of Artwork. Prior to submitting a completed Game to NOA under Section 4.1, LICENSEE shall submit to NOA all Artwork for the proposed Licensed Product. Within ten (10) business days of receipt, NOA shall approve or disapprove the Artwork. If any Artwork is disapproved, NOA shall specify in writing the reasons for such disapproval and state what corrections or improvements are necessary. After making the necessary corrections or improvements, LICENSEE shall submit revised Artwork to NOA for approval. NOA shall not unreasonably withhold or delay its approval of any Artwork. The approval of the Artwork by NOA shall not relieve LICENSEE of its sole responsibility for the development and quality of the Artwork or in any way create any warranty for the Artwork or the Licensed Product by NOA. All Artwork must be approved prior to submitting an order for the Licensed Product.


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         4.7 Artwork for Bulk Goods. If LICENSEE intends to submit an order for
Bulk Goods, all Artwork shall be submitted to NOA in accordance with Section 4.6 herein. No Printed Materials shall be produced by LICENSEE until such Artwork has been approved by NOA.

         4.8 Promotional Discs. In the event NOA issues Guidelines in the future that permit LICENSEE to develop and distribute Promotional Discs, either separately or as a part of the Licensed Product, the content and specifications of such Promotional Disc shall be subject to all of the terms and conditions of this Agreement, including, without limitation, the Guidelines, the Price Schedule and the submission and approval procedures provided for in this Section 4.

5.       ORDER PROCESS, PURCHASE PRICE, PAYMENT AND DELIVERY

         5.1 Submission of Orders by LICENSEE. After receipt of NOA's approval for a Game and Artwork, LICENSEE may at any time submit a written purchase order to NOA for such Game. The purchase order shall specify whether the order is for Finished Goods or Bulk Goods. The terms and conditions of this Agreement shall control over any contrary terms of such purchase order or any other written documentation or verbal instruction from LICENSEE. All orders shall be subject to acceptance by NOA in Redmond, WA.

         5.2 Purchase Price and Minimum Order Quantities. The purchase price and minimum order quantities for the Licensed Products (both Finished Goods and Bulk Goods) shall be set forth in NOA's then current Price Schedule. Unless otherwise specifically provided for, the purchase price includes the cost of manufacturing a single Game Disc, together with a royalty for the use of the Intellectual Property Rights. No taxes, duties, import fees or other tariffs related to the development, manufacture, import, marketing or sale of the Licensed Products (except for taxes imposed on NOA's income) are included in the Purchase Price and all such taxes are the responsibility of LICENSEE. The Price Schedule is subject to change by NOA at any time without Notice.

         5.3 Payment. Upon placement of an order with NOA, LICENSEE shall pay the full purchase price either (a) by tender of an irrevocable letter of credit in favor of NOA (or its designee) and payable at sight, issued by a bank acceptable to NOA and confirmed, if requested by NOA, at LICENSEE's expense, or
(b) in cash, by wire transfer to an account designated by NOA. All letters of credit shall comply with NOA's written instructions and all associated banking charges shall be for LICENSEE's account.

         5.4 Delivery of Finished Goods. Finished Goods shall be delivered to LICENSEE FCA North Bend, Washington USA, or such other delivery point within the continental United States as may be specified by NOA. Orders may be delivered in partial shipments, at NOA's option. Title to Finished Goods shall vest in LICENSEE at the point of delivery.

         5.5 Delivery of Bulk Goods. Bulk Goods shall be delivered to LICENSEE FCA Torrance, California USA, or such other delivery point within the continental United States as may be specified by NOA. Orders may be delivered in partial shipments, at NOA's option. Title to Bulk Goods shall vest in LICENSEE at the point of delivery.

         5.6 Rebate Program. NOA, at its sole option, may elect to offer LICENSEE a Rebate Program. The terms and conditions of any rebate program shall be subject to NOA's sole discretion. LICENSEE shall not be entitled to offset any claimed rebate amount against other amounts owing NOA. No interest shall be payable by NOA to LICENSEE on any claimed rebate. The Rebate Program is subject to change or cancellation by NOA at any time without Notice.



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6.       MANUFACTURE OF THE LICENSED PRODUCT

         6.1 Manufacturing. Nintendo Co. Ltd. shall be the exclusive source for the manufacture of the Game Discs, Check Discs and Promotional Discs, with responsibility for all aspects of the manufacturing process, including the selection of the locations and specifications for any manufacturing facilities, determination of materials and processes, appointment of suppliers and subcontractors and management of all work-in-progress. Upon acceptance by NOA of a purchase order from LICENSEE and receipt of payment as provided for at Section
5.3 herein, NOA shall place the order with Nintendo Co., Ltd. who shall (through its suppliers and subcontractors) arrange for the manufacture of the Licensed Product.

         6.2 Security Features. The final release version of the Game, the Game Disc and the Printed Materials shall include such Security Technology as Nintendo, in its sole discretion, deems necessary or appropriate to (a) reduce the risk of unlawful copying or other unlawful, unsafe or unauthorized uses, (b) protect the Proprietary Rights of Nintendo and of the LICENSEE, (c) promote consumer confidence, and (d) increase the quality, reliability or operation of the NINTENDO GAMECUBE system.

         6.3 Bulk Goods Orders. LICENSEE may elect to order Bulk Goods under the terms of this Agreement, in which event LICENSEE shall arrange and pay for the production of the Printed Materials and the final assembly of the Licensed Product in accordance with the Guidelines.

         6.4 Printed Materials for Bulk Goods. Upon delivery to LICENSEE of Bulk Goods, LICENSEE shall assemble the Printed Materials and Game Discs into the Licensed Products in accordance with the Guidelines. No other materials, items, products or packaging may be included in the assembled Bulk Goods without NOA's prior written consent. Bulk Goods may be sold or distributed by LICENSEE only when fully assembled in accordance with the Guidelines.

         6.5 Prior Approval of LICENSEE's Independent Contractors. Prior to the placement of a purchase order for Bulk Goods, LICENSEE shall obtain NOA's approval of any Independent Contractors selected to perform the production and assembly operations. LICENSEE shall provide NOA with the names, addresses and all business documentation reasonably requested by NOA for such Independent Contractors. NOA may, prior to approval and at reasonable intervals thereafter,
(a) require submission of additional business or financial information regarding the Independent Contractors, (b) inspect applicable facilities of the Independent Contractors, and (c) be present to supervise any work on the Licensed Products to be done by the Independent Contractors. If at any time NOA deems the Independent Contractor to be unable to meet quality, security or performance standards reasonably established by NOA, NOA may refuse to grant its approval or withdraw its approval upon Notice to LICENSEE. LICENSEE may not proceed with the production of the Printed Materials or assembly of the Licensed Product until NOA's concerns have been resolved to its satisfaction or until LICENSEE has selected and received NOA's approval of another Independent Contractor. NOA may establish preferred or required supply sources for select components of the Printed Materials, which sources shall be deemed preapproved in accordance with this Section 6.5. LICENSEE shall comply with all sourcing requirements established by NOA.

         6.6 NOA Inserts for Bulk Goods. NOA, at its option, may provide LICENSEE with NOA produced promotional materials (as provided for at Section 7.7(a) herein), which LICENSEE agrees to include in the assembly of the Bulk Goods.

         6.7 Sample Printed Materials for Bulk Goods. Within a reasonable period of time after LICENSEE's assembly of an initial order for a Bulk Goods title, LICENSEE shall provide NOA with (a) six (6) samples of the fully assembled Licensed Product, and (b) seventy (70) samples of the LICENSEE produced Printed Materials (excluding the plastic disc storage case, warranty card, poster and precautions booklet) for such Bulk Goods.

         6.8 Retention of Sample Licensed Products by NOA. NOA or Nintendo may, at their own expense, manufacture reasonable quantities of the Game Discs, the Printed Materials or the Licensed Products to be used for archival purposes, legal proceedings against infringers of the Intellectual Property Rights and for other lawful purposes.

7.       MARKETING AND ADVERTISING

         7.1 Approval of Marketing Materials. LICENSEE represents and warrants that the Printed Materials and the Marketing Materials shall be of high quality and comply with (a) the Guidelines, (b) the Advertising Code of Conduct and the Principles and Guidelines for Responsible Advertising of the ESRB, and (c) all applicable laws and regulations in those jurisdictions in the Territory where they will be used or distributed. All LICENSEE controlled websites featuring the Games shall adopt a privacy policy that has been certified by the Federal Trade Commission to comply with the Children's Online Privacy Protection Act. Prior to actual use or distribution, LICENSEE shall submit to NOA for review samples of all proposed Marketing Materials. NOA shall, within ten (10) business days of receipt, approve or disapprove of the quality of such samples. If any of the samples are disapproved, NOA shall specify the reasons for such disapproval and state what corrections and/or improvements are necessary. After making the necessary corrections and/or improvements, LICENSEE shall submit revised samples for approval by NOA. No Marketing Materials shall be used or distributed by LICENSEE without NOA's prior written approval. NOA shall not unreasonably withhold or delay its approval of any proposed Marketing Materials.

         7.2 No Bundling. LICENSEE shall not market or distribute any Finished Goods or Bulk Goods that have been bundled with (a) any peripheral designed for use with the NINTENDO GAMECUBE system that has not been licensed or approved in writing by NOA, or (b) any other product or service where NOA's association or endorsement might be suggested by bundling the products or services.

         7.3 Warranty and Repair. LICENSEE shall provide the original consumer with a minimum ninety (90) day limited warranty on all Licensed Products. LICENSEE shall also provide reasonable product service, including out-of-warranty service, for all Licensed Products. LICENSEE shall make such warranty and repair information available to consumers as required by applicable federal and state law.

         7.4 Business Facilities. LICENSEE agrees to develop and maintain (a) suitable office facilities within the United States, adequately staffed to enable LICENSEE to fulfill all responsibilities under this Agreement, (b) necessary warehouse, distribution, marketing, sales, collection and credit operations to facilitate proper handling of the Licensed Product, and (c) customer service and game counseling, including telephone service, to adequately support the Licensed Products.

         7.5 No Sales Outside the Territory. LICENSEE represents and warrants that it shall not market, sell, offer to sell, import or distribute the Licensed Products outside the Territory, or within the Territory when with actual or constructive knowledge that a subsequent destination of the Licensed Product is outside the Territory.

         7.6 Defects and Recall. In the event of a material programming defect in a Licensed Product that would, in NOA's reasonable judgment, significantly impair the ability of a consumer to play the Game, NOA may, after consultation with LICENSEE, require the LICENSEE to recall the Licensed Product and undertake suitable repairs or replacements.

         7.7 NOA Promotional Materials, Publications and Events. At its option, NOA may (a) insert in the Printed Materials for the Licensed Products promotional materials concerning Nintendo Power magazine or other NOA products, services or programs, (b) utilize screen shots, Artwork and information regarding the Licensed Products in Nintendo Power, Nintendo Power Source or other advertising, promotional or marketing media, which promotes NOA products, services or programs, and (c) exercise public performance rights in the Games and use related trademarks and Artwork in connection with NOA sponsored contests, tours, conventions, trade shows, press briefings and similar events which promote the NINTENDO GAMECUBE system.

         7.8 Nintendo Gateway System. To promote and increase demand for games on Nintendo video game systems, NOA licenses select games in various non-coin activated commercial settings such as commercial airlines, cruise ships, rail systems and hotels, where customers play games on specially adapted Nintendo video game hardware referred to as the "Nintendo Gateway System". If NOA identifies a Game for possible license on the Nintendo Gateway System, the parties agree to conduct good faith negotiations to determine commercially reasonable terms for such participation.

8.       CONFIDENTIAL INFORMATION

         8.1 Definition. Confidential Information means information provided to LICENSEE by Nintendo or any third party working with Nintendo relating to the hardware and software for the NINTENDO GAMECUBE system or the Development Tools, including, but not limited to, (a) all current or future information, know-how, techniques, methods, information, tools, emulator hardware or software, software development specifications, proprietary manufacturing processes and/or trade secrets, (b) any information on patents or patent applications, (c) any business, legal, marketing or sales data or information, and (d) any other information or data relating to development, design, operation, manufacturing, marketing or sales. Confidential Information shall include all confidential information disclosed, whether in writing, orally, visually, or in the form of drawings, technical specifications, software, samples, pictures, models, recordings, or other tangible items which contain or manifest, in any form, the above listed information. Confidential Information shall not include (i) data and information which was in the public domain prior to LICENSEE's receipt of the same hereunder, or which subsequently becomes part of the public domain by publication or otherwise, except by LICENSEE's wrongful act or omission, (ii) data and information which LICENSEE can demonstrate, through written records kept in the ordinary course of business, was in its possession without restriction on use or disclosure, prior to its receipt of the same hereunder and was not acquired directly or indirectly from Nintendo under an obligation of confidentiality which is still in force, and (iii) data and information which LICENSEE can show was received by it from a third party who did not acquire the same directly or indirectly from Nintendo and to whom LICENSEE has no obligation of confidentiality.

         8.2 Disclosures Required by Law. LICENSEE shall be permitted to disclose Confidential Information if such disclosure is required by an authorized governmental or judicial entity, provided that LICENSEE shall notify NOA at least thirty (30) days prior to such disclosure. LICENSEE shall use its best efforts to limit the disclosure to the greatest extent possible consistent with LICENSEE's legal obligations, and if required by NOA, shall cooperate in the preparation and entry of appropriate protective orders.

         8.3 Disclosure and Use. NOA may provide LICENSEE with highly confidential development information, Guidelines, Development Tools, systems, specifications and related resources and information constituting and incorporating the Confidential Information to assist LICENSEE in the development of Games. LICENSEE agrees to maintain all Confidential Information as strictly confidential and to use such Confidential Information only in accordance with this Agreement. LICENSEE shall limit access to the Confidential Information to LICENSEE's employees having a strict need to know and shall advise such employees of their obligation of confidentiality as provided herein. LICENSEE shall require each such employee to retain in confidence the Confidential Information pursuant to a written non-disclosure agreement between LICENSEE and such employee. LICENSEE shall use its best efforts to ensure that its employees working with or otherwise having access to Confidential Information shall not disclose or make any unauthorized use of the Confidential Information.

         8.4 Independent Contractor Use. LICENSEE shall not disclose the Confidential Information, the Guidelines or the Intellectual Property Rights to any Independent Contractor, nor permit any Independent Contractor to perform or assist in development work for a Game, nor utilize any Development Tools without NOA's prior written consent. Each approved Independent Contractor shall be required to enter into a written non-disclosure agreement with NOA prior to receiving any access to or disclosure of such materials from either LICENSEE or NOA.

         8.5 Agreement Confidentiality. LICENSEE agrees that the terms, conditions and contents of this Agreement shall be treated as Confidential Information. Any public announcement or press release regarding this Agreement or the release dates for Games developed by LICENSEE under this Agreement shall be subject to NOA's prior written approval. The parties may disclose this Agreement (a) to accountants, banks, financing sources, lawyers, parent companies and related parties under substantially equivalent confidentiality obligations, (b) in connection with any formal legal proceeding for the enforcement of this Agreement, (c) as required by the regulations of the Securities and Exchange Commission ("SEC"), provided that all Confidential Information regarding NOA shall be redacted from such disclosures to the maximum extent allowed by the SEC, and (d) in response to lawful process, subject to a written protective order approved in advance by NOA.

         8.6 Notification Obligations. LICENSEE shall promptly notify NOA of the unauthorized use or disclosure of any Confidential Information and shall promptly act to recover any such information and prevent further breach of the obligations herein. The obligations of LICENSEE set forth herein are in addition to and not in lieu of any other legal remedy that may be available to NOA under this Agreement or applicable law.

         8.7 Continuing Effect of the NDA. The terms of this Section 8 supplement the terms of the NDA, which shall remain in effect. In the event of a conflict between the terms of the NDA and this Agreement, the provisions of this Agreement shall control.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 LICENSEE's Representations and Warranties. LICENSEE represents and warrants that:

                  (a) it is a duly organized and validly existing corporation and has full authority to enter into this Agreement and to carry out the provisions hereof,

                  (b) the execution, delivery and performance of this Agreement by LICENSEE does not conflict with any agreement or understanding to which LICENSEE may be bound, and

                  (c) excluding the Intellectual Property Rights, LICENSEE is either (i) the sole owner of all right, title and interest in and to the trademarks, copyrights and all other Proprietary Rights incorporated into the Game or the Artwork or used in the development, advertising, marketing and sale of the Licensed Products or the Marketing Materials, or (ii) the holder of such rights, including trademarks, copyrights and all other Proprietary Rights which belong to any third party but have been licensed from such third party by LICENSEE, as are necessary for incorporation into the Game or the Artwork or as are used in the development, advertising, marketing and sale of the Licensed Products or the Marketing Materials under this Agreement.

         9.2 NOA's Representations and Warranties. NOA represents and warrants that:

                  (a) it is a duly organized and validly existing corporation and has full authority to enter into this Agreement and to carry out the provisions hereof, and

                  (b) the execution, delivery and performance of this Agreement by NOA does not conflict with any agreement or understanding to which NOA may be bound.

         9.3 INTELLECTUAL PROPERTY RIGHTS DISCLAIMER. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO CO., LTD. AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ALL representationS AND warrantIES concerning the scope or validity of the Intellectual Property Rights. NOA (ON ITS OWN BEHALF AND ON BEHALF OF ninTENDO CO., LTD. AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ANY warrantY that the design, development, advertising, marketing or sale of the Licensed Products or the use of the Intellectual Property Rights by LICENSEE will not infringe upon ANY patent, copyright, trademark or other proprietary rights of a third party. any warranty that may be provided in any applicable provision of the uniform commerCIal code or any other comparable law or statute is expressly DISCLAIMED. licensee herEBY ASSUMES THE RISK OF INFRINGEMENT.

         9.4 GENERAL DISCLAIMER. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO CO., LTD. AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE GAME DISCS AND THE LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE SECURITY TECHNOLOGY. LICENSEE PURCHASES AND ACCEPTS ALL GAME DISCS AND LICENSED PRODUCTS ON AN "AS IS" AND "WHERE IS" BASIS. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO CO., LTD. AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTOR) EXPRESSLY DISCLAIMS ALL WARRANTIES UNDER THE APPLICABLE LAWS OF ANY COUNTRY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A GENERAL OR PARTICULAR PURPOSE.

         9.5 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER NOA NOR NINTENDO CO., LTD. (NOR THEIR AFFILIATES, LICENSORS, SUPPLIERS OR SUBCONTRACTORS) SHALL BE LIABLE FOR LOSS OF PROFITS, OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF LICENSEE OR ITS CUSTOMERS ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT BY NOA, THE MANUFACTURE OF THE LICENSED PRODUCTS OR THE USE OF THE LICENSED PRODUCTS ON ANY NINTENDO VIDEO GAME SYSTEM BY LICENSEE OR BY ANY END USER.

10.      INDEMNIFICATION

         10.1 LICENSEE's Indemnification. LICENSEE shall indemnify and hold harmless NOA and Nintendo Co., Ltd. (and any of their respective affiliates, subsidiaries, licensors, suppliers, officers, directors, employees or agents) from any claims, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys' fees and costs and any expenses incurred in the settlement or avoidance of any such claim, which result from or are in connection with:

                  (a) a breach of any of the provisions, representations or warranties undertaken by LICENSEE in this Agreement,

                  (b) any infringement of a third party's Proprietary Rights as a result of the design, development, advertising, marketing, sale or use of any aspect of the Licensed Products, Promotional Materials or the Marketing Materials,

                  (c) any claims alleging a defect, failure to warn, bodily injury (including death) or other personal or property damage arising out of, or in connection with, the design, development, advertising, marketing, sale or use of any of any aspect of the Licensed Products, and

                  (d) any federal, state or foreign civil or criminal actions relating to the design, development, advertising, marketing, sale or use of any aspect of the Licensed Products, Promotional Materials or the Marketing Materials.

NOA and LICENSEE shall give prompt Notice to the other of any claim which is or which may be subject to indemnification under this Section 10.1. With respect to any such third party claim, LICENSEE, as indemnitor, shall have the right to select counsel and to control the defense and/or settlement thereof. NOA may, at its own expense, participate in such action or proceeding with counsel of its own choice. LICENSEE shall not enter into any settlement of any matter in which
(i) NOA or Nintendo Co., Ltd. has been named as a party, or (ii) claims relating to the Intellectual Property Rights have been asserted, without NOA's prior written consent. NOA shall provide reasonable assistance to LICENSEE in its defense of any such claim.

         10.2 LICENSEE's Insurance. LICENSEE shall, at its own expense, obtain a comprehensive policy of general liability insurance (including coverage for advertising injury and product liability claims) from a recognized insurance company. Such policy of insurance shall be in an amount of not less than Five Million Dollars ($5,000,000 US) on a per occurrence basis and shall provide for adequate protection against any suits, claims, loss or damage by the Licensed Products. Such policy shall name NOA and Nintendo Co., Ltd. as additional insureds and shall specify it may not be canceled without thirty (30) days' prior written Notice to NOA. If LICENSEE fails to maintain such insurance at any time during the Term and for a period of two (2) years thereafter, NOA may secure such insurance at LICENSEE's expense.

         10.3 Suspension of Production. In the event NOA deems itself at risk with respect to any claim, action or proceeding under this Section 10, NOA may, at its sole option, suspend production, delivery or order acceptance for any Licensed Products, in whole or in part, pending resolution of such claim, action or proceeding.

11.      PROTECTION OF PROPRIETARY RIGHTS

         11.1 Joint Actions against Infringers. LICENSEE and NOA may agree to jointly pursue cases of infringement involving of the Licensed Products, as such Licensed Products will contain Proprietary Rights owned by each of them. Unless the parties otherwise agree, or unless the recovery is expressly allocated between them by the court, in the event of such an action, any recovery shall be used first to reimburse LICENSEE and NOA for their respective reasonable attorneys' fees and costs, pro rata, and any remaining recovery shall be distributed to LICENSEE and NOA, pro rata, based upon the fees and costs incurred in bringing such action.

         11.2 Actions by LICENSEE. LICENSEE, without the consent of NOA, may bring any action or proceeding relating to an infringement or potential infringement of LICENSEE's Proprietary Rights in the Licensed Products. LICENSEE shall make reasonable good faith efforts to inform NOA of such actions in a timely manner. LICENSEE will have the right to retain all proceeds it may derive from any recovery in connection with such actions.

         11.3 Actions by NOA. NOA, without the consent of LICENSEE, may bring any action or proceeding relating to an infringement or potential infringement of NOA's Intellectual Property Rights in the Licensed Products. NOA shall make reasonable, good faith efforts to inform LICENSEE of such actions likely to affect LICENSEE's rights in a timely manner. NOA will have the right to retain all proceeds it may derive from any recovery in connection with such actions.

12.      ASSIGNMENT

         12.1 No Assignment by LICENSEE. This Agreement is personal to LICENSEE and may not be sold, assigned, delegated, sublicensed or otherwise transferred or encumbered, in whole or in part, without NOA's prior written consent, which consent may be withheld by NOA in its sole discretion. In the event of an assignment or other transfer in violation of this Agreement, NOA shall have the unqualified right to immediately terminate this Agreement without further obligation to LICENSEE.

         12.2 Assignment by Operation of Law. In the event of an assignment by operation of law which purports to affect this Agreement, LICENSEE shall, not later than thirty (30) days thereafter, give Notice and seek consent thereto from NOA. Such Notice shall disclose the name of the assignee, the effective date and the nature and extent of the assignment. An assignment by operation of law includes, but is not limited to (a) a merger of LICENSEE into another business entity or a merger of another business entity into LICENSEE, (b) the sale, assignment or transfer of all or substantially all of the assets of LICENSEE to a third party, (c) the sale, assignment or transfer to a third party of any of the LICENSEE's intellectual property rights which are used in the development of or are otherwise incorporated into any Licensed Products, or (d) the sale, assignment or transfer of any of LICENSEE's stock resulting in the acquirer having management power over or voting control of LICENSEE. Following the later of (i) an assignment by operation of law, or (ii) receipt of Notice of an assignment by operation of law, NOA shall have the unqualified right for a period of ninety (90) days to immediately terminate this Agreement without further obligation to LICENSEE.

         12.3 Non-Disclosure Obligation. In no event shall LICENSEE disclose or allow access to Nintendo's Confidential Information prior to or upon the occurrence of an assignment, whether by operation of law or otherwise, unless and until NOA gives its written consent to such disclosure.

13.      TERM AND TERMINATION

         13.1 Term. This Agreement shall commence on the Effective Date and continue for the Term, unless earlier terminated as provided for herein.

         13.2 Default or Breach. In the event that either party is in default or commits a breach of this Agreement, which is not cured within thirty (30) days after Notice thereof, then this Agreement shall automatically terminate on the date specified in such Notice.

         13.3 Bankruptcy. At NOA's option, this Agreement may be terminated immediately and without Notice in the event that LICENSEE (a) makes an assignment for the benefit of creditors, (b) becomes insolvent, (c) files a voluntary petition for bankruptcy, (d) acquiesces to any involuntary bankruptcy petition, (e) is adjudicated as a bankrupt, or (f) ceases to do business.

         13.4 Termination Other Than by Breach. Upon the expiration of this Agreement or its termination other than by LICENSEE's breach, LICENSEE shall have a period of * (*) * to sell any unsold Licensed Products. All Licensed Products in LICENSEE's control following the expiration of such sell-off period shall be destroyed by LICENSEE within ten (10) days and Notice of such destruction (with proof certified by an officer of LICENSEE) shall be delivered to NOA.

         13.5 Termination by LICENSEE's Breach. If this Agreement is terminated by NOA as a result of a breach of its terms and conditions by LICENSEE, LICENSEE shall immediately cease all distribution, advertising, marketing or sale of any Licensed Products. All Licensed Products in LICENSEE's control as of the date of such termination shall be destroyed by LICENSEE within ten (10) days and Notice of such destruction (with proof certified by an officer of LICENSEE) shall be delivered to NOA.

         13.6 Breach of NDA or other NOA License Agreements. At NOA's option, any breach by LICENSEE of (a) the NDA, or (b) any other license agreement between NOA and LICENSEE relating to the development of games for any Nintendo video game system, which breach is not cured within the time period for cure allowed under the applicable agreement, shall be considered a material breach of this Agreement entitling NOA to terminate this Agreement in accordance with
Section 13.5 herein.

         13.7 No Further Use of the Intellectual Property Rights. Upon expiration and/or termination of this Agreement, LICENSEE shall cease all use of the Intellectual Property Rights for any purpose, except as may be required in connection with the sale of the Licensed Products authorized under Section 13.4 herein. LICENSEE shall, within thirty (30) days thereafter, (a) return to NOA all Development Tools, and (b) return to NOA or destroy all Guidelines, writings, drawings, models, data, tools and other materials and things in LICENSEE's possession or in the possession of any past or present employee, agent or contractor receiving the information through LICENSEE, which constitute or relate to or disclose any Confidential Information, without making copies or otherwise retaining any such information. Proof of such return or destruction shall be certified by an officer of LICENSEE and promptly provided to NOA.

         13.8 Termination by NOA's Breach. If this Agreement is terminated by LICENSEE as a result of a breach of its terms or conditions by NOA, LICENSEE may continue to sell the Licensed Products in the Territory until the expiration of the Term, at which time the provisions of Section 13.4 shall apply.

14.      GENERAL PROVISIONS

         14.1 Export Control. LICENSEE agrees to comply with the export laws and regulations of the United States and any other country with jurisdiction over the Licensed Products or the Development Tools.

         14.2 Force Majeure. Neither party shall be liable for any breach of this Agreement occasioned by any cause beyond the reasonable control of such party, including governmental action, war, riot or civil commotion, fire, natural disaster, labor disputes, restraints affecting shipping or credit, delay of carriers, inadequate supply of suitable materials, or any other cause which could not with reasonable diligence be controlled or prevented by the parties. In the event of material shortages, including shortages of materials or production facilities necessary for production of the Licensed Products, NOA reserves the right to allocate such resources among itself and its licensees.

         14.3 Records and Audit. During the Term and for a period of two (2) years thereafter, LICENSEE agrees to keep accurate, complete and detailed records relating to the use of the Confidential Materials, the Development Tools and the Intellectual Property Rights. Upon reasonable Notice to LICENSEE, NOA may, at its expense, audit LICENSEE's records, reports and other information related to LICENSEE's compliance with this Agreement; provided, however, that NOA shall not, during the course of the audit, access LICENSEE's source code, development plans, marketing plans, internal business plans or other items deemed confidential by LICENSEE, except to the extent such materials incorporate, disclose or reference Nintendo's Confidential Information or Intellectual Property Rights.

         14.4 Waiver, Severability, Integration, and Amendment. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce such provision. In the event that any term, clause or provision of this Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this Agreement, and the remaining terms, clauses and provisions shall remain in effect. Together with the NDA, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. All prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement and the NDA. Any amendment to this Agreement shall be in writing, signed by both parties.

         14.5 Survival. In addition to those rights specified elsewhere in this Agreement, the rights and obligations set forth in Sections 3, 8, 9, 10, 11, 12 and 13 shall survive any expiration or termination of this Agreement to the degree necessary to permit their complete fulfilment or discharge.

         14.6 Governing Law and Venue. This Agreement shall be governed by the laws of the State of Washington, without regard to its conflict of laws principles. Any legal actions (including judicial and administrative proceedings) with respect to any matter arising under or growing out of this Agreement, shall be brought in a court of competent jurisdiction in King County, Washington. Each party hereby consents to the jurisdiction and venue of such courts for such purposes.

         14.7 Equitable Relief. LICENSEE acknowledges that in the event of its breach of this Agreement, no adequate remedy at law may be available to NOA and that NOA shall be entitled to seek injunctive or other equitable relief in addition to any relief available at law.

         14.8 Attorneys' Fees. In the event it is necessary for either party to this Agreement to undertake legal action to enforce or defend any action arising out of or relating to this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys' fees, costs and expenses relating to such legal action or any appeal therefrom.

         14.9 Counterparts and Signature by Facsimile. This Agreement may be signed in counterparts, which shall together constitute a complete Agreement. A signature transmitted by facsimile shall be considered an original for purposes of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the dates set forth below.


NOA:                                   LICENSEE:
NINTENDO OF AMERICA INC.               TAKE TWO INTERACTIVE SOFTWARE, INC.


By: /s/ John H. Baum                   By: /s/ Kelly Sumner
   --------------------------------       --------------------------------
Title: Executive VP, Administration    Title: Chief Executive Officer
                                             -----------------------------
Date: 12-07-01                         Date: 11-29-01
     ------------------------------         ------------------------------

                                    Portions of this document indicated by an * have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such omitted information.

                            NINTENDO OF AMERICA INC.
                                 PRICE SCHEDULE
                        NINTENDO GAMECUBE LICENSED DISCS

PRICING
-------

   Single Game Discs                   Licensee Price ($USD)
   -----------------                   ---------------------

   Finished Goods                      $* (includes instruction booklet
                                           up to * pages)

   Finished Goods                      $* (includes instruction booklet
                                            up to * pages)

   Bulk Goods                          $*

Game Disc Payment Terms:  Letter of Credit or Wire Transfer.
-----------------------

Game Disc Minimum Order Quantities:
----------------------------------

                                 Finished Goods    Bulk Goods
                                 --------------    ----------

   Initial Order Minimum         *                 *

   Reorder Minimum               *                 *

Game Disc Delivery Terms:
------------------------

   Finished Goods - FCA North Bend, Washington. Includes Game disc, plastic disc case, title page, instruction booklet, precaution booklet, warranty card and poster.

   Bulk Goods - FCA Torrance, California.   Includes Game disc only.
   ----------

Extra Packaging:
---------------

   To order extra packaging for a Finished Goods title, please send a separate purchase order to NOA's Licensing Department, attention Kris Gustafson. Pricing is as follows:

   Instruction Booklet (up to * pages)         $*
   Instruction Booklet (up to * pages)         $*
   Title Page                                  $*
   Warranty Card                               $*
   Poster                                      $*

   If an order for extra packaging is placed at the same time as an order for Finished Goods of the same Game title, there is no minimum order quantity. If an order for extra packaging is placed at any other time, the minimum order quantity is * per item.

   Extra Packaging Terms:  Net * days

ALL PRICES ARE SUBJECT TO CHANGE WITHOUT NOTICE BY NINTENDO
                                                    EFFECTIVE September 24, 2001

                                    Portions of this document indicated by an * have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such omitted information.

                            NINTENDO OF AMERICA INC.
                         VOLUME DISCOUNT REBATE PROGRAM
                                NINTENDO GAMECUBE




Number of Game Discs Ordered           Rebate Amount ($USD)
-----------------------------          --------------------
*                                               *
*                                               *
*                                               *
*                                               *
*                                               *
*                                               *


Effective: Effective for * (*) * from the date of the first purchase order for a specific Game title.

QUALIFYING FOR ORDERS: Rebates under this Volume Discount Rebate Program are determined on a per title basis and do not include Promotional Discs or Check Discs. Finished Goods and Bulk Goods both qualify for this Rebate Program.

Terms: Volume discount unit prices may be reflected on licensee purchase orders and letters of credit immediately when earned. The cumulative calculation period will be in effect for * (*) * from the date of the initial order of each Game title. At the end of the * (*) * term, the price for all future orders of the specific Game title will be at the "Lowest Period Volume Price." This price will be indicated on a rebate report sent monthly to each licensee.

Since the Volume Discount Rebate Program affects all orders over * made within * (*) * for a specific Game title, rebates will be calculated each month back to the first quantity ordered. Each time a new tier of the volume breakdown is reached for a specific Game title, a licensee is immediately eligible for that unit price on all past, present and future orders. Nintendo will determine the rebate amount owed back to the first unit of a specific Game title ordered and will send payment to the licensee (by check or wire transfer) by approximately the * day of the month following eligibility.








THE VOLUME DISCOUNT REBATE PROGRAM IS SUBJECT TO CHANGE WITHOUT NOTICE BY
NINTENDO

                                                    EFFECTIVE SEPTEMBER 24, 2001